Exhibit 99.1

ENERGY SERVICES OF AMERICA BOARD ADDRESSES SHAREHOLDER QUESTIONS

Huntington, WV   September 30, 2015- The Board of Directors (the “Board”) of Energy Services of America (the “Company”) (OTC: ESOA) addressed five common questions received from shareholders regarding the Company’s operations and stock price.

1.	How can you follow the insider buying of stock by Board members? The Company’s website lists all of the Filings and Disclosures, including the Form 4 which shows each time an insider buys stock. To access the information, select Insider Filings from the Investor Relations menu at www.esa-c.com. You can also use the website www.otcmarkets.com (company symbol ESOA).
2.	Why doesn’t the Company buy its own stock? The Board has determined that for now the best use of our working capital and resources is to pay down debt and have money available for projects. In the long run this will provide more strength to our operations and improve our foundation.
3.	What is being done about improving operations during the winter months? Each of our divisions is working to secure more year-round work including: selectively bidding transmission pipeline projects during winter months with existing customers in areas we are currently working, selectively bidding projects in locations with climates that allow more workable days, and an emphasis on bidding for more commercial and industrial construction projects that are not impacted by weather.
4.	How is the Company going to improve its communication with shareholders and the public? We are trying to inform our investors and the public with press releases more often so they know when we secure particular jobs or have specific information to share. We realize you want to hear more than just quarterly about our operations and what is going on behind the scenes.
5.	Does Company’s Management believe the Company’s financial position is improving? Yes. Energy Services of America is improving in many more ways than are reflected in the stock price. The bonding we have been able to secure in the past year enables us to bid on work we could not even touch a couple years ago. The additional line of credit from our lenders provides cash flow for work we could not attempt until this year. As we detailed in a recent press release, our debt has declined dramatically over the past three years.

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contact:

Douglas Reynolds, President

304-522-3868

Source: Energy Services of America Corporation